Exhibit 5.1

Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street
Suite 1100
Miami, FL 33131
Tel: 305.374.5600
Fax: 305.374.5095

September 1, 2016

Neff Corporation

3750 N.W. 87th Avenue, Suite 400

Miami, FL  33178

Ladies and Gentlemen:

We have acted as counsel for Neff Corporation, a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 14,951,625 shares of the Company’s Class A common stock (the “Class A Common Stock”) that are issuable upon the redemption by Wayzata Opportunities Fund II, L.P. and Wayzata Opportunities Fund Offshore II, L.P. (collectively, the “Wayzata Funds”) of 14,951,625 units of Neff Holdings LLC held by the Wayzata Funds and the Company’s election to satisfy its redemption obligation in Class A Common Stock (the “Shares”).  The Shares are being registered for public resale pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The units are owned by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with the Registration Statement, we have examined, considered and relied upon such matters of fact and law as we have deemed necessary as a basis for this opinion, including the following documents: (1) the Amended and Restated Certificate of Incorporation of the Company; (2) the Amended and Restated Bylaws of the Company; (3) the Second Amended and Restated Limited Liability Company Agreement of Neff Holdings LLC, dated November 26, 2014 (the “LLC Agreement”); (4) the Registration Rights Agreement, dated November 26, 2014, by and among the Company and the Wayzata Funds (the “Registration Rights Agreement”); (5) resolutions of the Company’s board of directors; (6) the Registration Statement and exhibits thereto; and (7) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein.

akerman.com

In making the foregoing examinations, we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, the legal capacity of all natural persons, the authenticity of all documents and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that assuming the Wayzata Funds exercise their redemption rights relating to the units and the Company elects to satisfy its redemption obligation in Class A Common Stock, the Shares, when issued in accordance with the terms of the LLC Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”), as in effect on the date hereof, including the statutory provisions, applicable provisions of the Delaware constitution and reported decisions interpreting such laws, and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We expressly do not cover in this opinion the application of securities or “blue sky” laws in the various states to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Sincerely,

/s/ Akerman LLP
AKERMAN LLP